Exhibit 99.1

RNS: VAALCO ACQUIRES ADDITIONAL POSITION AT ETAME

VAALCO ANNOUNCES TRANSFORMATIONAL ACQUISITION OF ADDITIONAL WORKING INTEREST AT ETAME MARIN BLOCK OFFSHORE GABON NEARLY DOUBLING RESERVES AND PRODUCTION

HOUSTON – November 17, 2020 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) today announced that it has signed a sale and purchase agreement (“SPA”) to acquire Sasol Gabon S.A.’s (“Sasol’s”) 27.8% working interest(1) in the Etame Marin block offshore Gabon. Since VAALCO currently owns and operates a 31.1% working interest(1) in Etame, the transaction will almost double VAALCO’s total production and reserves.  In addition, VAALCO is acquiring Sasol’s 40% non-operated participating interest(1) in Block DE-8 offshore Gabon.

Highlights

•	Acquiring an additional 27.8% working interest in the Etame Marin block offshore Gabon, increasing VAALCO’s total working interest to 58.8%;
•	Nearly doubles VAALCO’s total net production and reserves;
o	Increases net revenue interest (“NRI”) production from 4,850 to 9,150 barrels of oil per day (“BOPD”) based on current month production
o	Increases year-end 2019 SEC reserves(2) from 5.0 million to 9.4 million barrels of oil (“MMBO”)
o	Increases year-end 2019 independent 2P CPR reserves(3) from 9.2 MMBO to 17.5 MMBO
•	Immediately accretive to VAALCO, with estimated increase of 23% in free cash flow per barrel(4) from approximately $10.90 to $13.30 at $45 realized oil price;
•	Adds optionality from acquisition of Sasol’s 40% non-operated participating interest in Block DE-8 offshore Gabon;
•	Agreed to total consideration to Sasol for the entire transaction of $44 million, subject to customary post-effective date adjustments, and future contingent payments of up to $6 million; and
•	Funding for the acquisition will be from cash on hand and cash from operations.

(1)

Prior to the closing of the acquisition, VAALCO’s working interest in Etame is 31.1% and its participating interest is 33.6%; Sasol’s working interest in Etame is 27.8% and its participating interest is 30%.  All NRI production rates and volumes are based on working interest less 13% royalty volumes.  Sasol’s participating interest in DE-8 is 40% and its working interest is subject to government rights for a 20% carried interest and 10% back-in interest.

(2)	“SEC reserves” are Netherland, Sewell & Associates estimates prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission as of December 31, 2019.
(3)

“2P CPR Reserves” are Netherland, Sewell & Associates proved plus probable estimates prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2019 using VAALCO’s management assumptions for escalated crude oil price and costs. The SEC definitions of proved and probable reserves are different from the definitions contained in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2019. As a result, 2P CPR reserves may not be comparable to SEC reserves determined under United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC definitions.
(4)

Free cash flow per barrel is calculated as (i) revenues less production expenses, general and administrative expense, annual abandonment funding and current income tax expense divided by (ii) the number of NRI barrels of oil sold.

An investor deck with additional information regarding the transaction is available at www.vaalco.com under the Investor Relations section.

Cary Bounds, Chief Executive Officer, commented, “We believe that the acquisition of Sasol’s interest at Etame is a very attractive and value accretive strategic acquisition for the Company that confirms our position as one of the leading independent exploration and production companies in West Africa.  In what was a competitive sales process, this is the ideal growth transaction that we have been seeking for VAALCO.  We believe the acquisition of an additional stake in this field that we know so well, having been the operator since 1995, is an important step in implementing our strategy.  The acquisition is expected to deliver a step change in our production to over 9,000 barrels of oil per day net based on current production and significantly boosts our cash flow profile.  With minimal additions to our overhead costs, we expect this transaction to lower our G&A cost per barrel by approximately 40%.  The strong operational and economic performance of Etame in recent years has enabled us to grow our net cash position, which we are now using to fund this value accretive acquisition and profitably expand our reserve base.”

Bounds continued, “We completed a highly successful drilling program earlier this year that demonstrated the quality of the asset and the upside that resides in the field, and this transaction, coupled with our recent announcement of acquiring new proprietary 3-D seismic data over the entire Etame Marin block, underscores the belief that we have in the long-term potential at Etame.  We are also enhancing upside potential with a 40% non-operated position in Block DE-8 offshore Gabon which includes an existing discovery and for which there are plans to potentially drill an appraisal well in 2021 representing an exciting near-term catalyst.  In summary, as we have previously stated, we are focused on maximizing the value of our Gabon resources as well as expanding into new development opportunities across Africa.”

Transaction Terms

The Company has agreed to total cash consideration for both properties of approximately $44 million.  The effective date of the transaction is July 1, 2020, and the Company anticipates that the transaction will close within 90 days.  Cash paid at closing is expected to be less than $44 million as the amount paid will be subject to certain customary financial adjustments, including adjustments to account for estimated positive net cash flows attributable to the period from the effective date until the closing date.  VAALCO plans to fund the net cost of the transaction with cash on hand and cash from operations.  The SPA contains customary closing conditions including receipt of all necessary written consents, approvals or waivers, and provides for certain contingent payments of up to $6 million, as discussed below.  Reserves, production and financial results for the interests being acquired will be included in VAALCO’s results for periods after the closing date of the transaction.

Impact of Acquisition

The metrics provided in the table below reflect Company management’s estimate of the positive impact of the acquisition on VAALCO’s key metrics.

	As of December 31, 20119
	VAALCO	Sasol Interest	Combined

SEC Crude Oil Proved Reserves (MBbls)	4,996	4,437	9,433

2P CPR Crude Oil Proved + Probable Reserves (MBbls)	9,224	8,242	17,466

	Nine Months Ended September 30, 2020
	VAALCO	Sasol Interest	Combined
NRI SALES DATA
Crude oil (MBbls)	1,337	1,195	2,532
NRI PRODUCTION DATA
Crude oil (MBbls)	1,347	1,204	2,551
Average daily production volumes (BOPD)	4,918	4,394	9,312

Block DE-8 Offshore Gabon

Under the terms of the SPA, VAALCO is acquiring a 40% non-operated participating interest in Block DE-8 offshore Gabon, with Perenco, the operator, holding the remaining 60%.  Block DE-8 is in shallow waters and encompasses multiple producing fields that are not part of the transaction and are carved out of the contract area that VAALCO is acquiring.  The SPA includes an interest in the Akoum-B discovery on Block DE-8 that was drilled in 2003 and has a potential appraisal well planned for 2021.  If the appraisal well is successful, it could be tied back through a subsea completion to a Perenco-operated existing platform on Block DE-8.

Contingent Payments

Under the terms of the SPA, a contingent payment of $5 million will be payable to Sasol by VAALCO if Brent oil pricing averages greater than $60 per barrel for 90 consecutive days during the period from July 1, 2020 to June 30, 2022.  There is an additional contingent payment of $1 million if the DE-8 appraisal well is successful.

Advisors

Evercore Group L.L.C. served as financial advisors to VAALCO while Ashurst LLP served as legal advisors.

Conference Call

The Company will hold a conference call to discuss its acquisition of additional interest at Etame on November 18, 2020, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 p.m. London Time). Interested parties may participate by dialing (877) 270-2148.  Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 902-6510.  Participants should request to be joined to the “VAALCO Energy Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 33.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 118 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the pending transaction, the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the failure of the transaction to close, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.